Exhibit 2

Columbia Funds Series Trust I

Columbia Funds Variable Insurance Trust

Columbia Funds Institutional Trust

(each a “Fund”; collectively the “Funds”)

Certificate of Assistant Secretary

I, Julie B. Lyman, Assistant Secretary of each Fund, hereby certify that the following is a true copy of the votes adopted by the Board of each Fund at a meeting held on October 29, 2008:

VOTED:	That the Board hereby determines, with due consideration to all relevant factors, including, but not limited to, (i) the value of the aggregate assets of the Funds to which any covered person may have access, (ii) the types and terms of the arrangements made for the custody and safekeeping of such assets, and (iii) the nature of securities in the portfolio of the Funds, that the proposed joint fidelity bond is in reasonable form and amount;

That the Board, after taking all relevant factors into consideration, including, but not limited to, the number of other parties named as insureds, the nature of the business activities of such other parties, the amount of the joint fidelity bond, the amount of the premium for such bond, the ratable allocation of the premium among all parties named as insureds and the extent to which the share of the premium allocated to such Fund is less than the premium it would have had to pay if it had provided and maintained a single fidelity bond, hereby approves the portion of the premium to be paid by such Fund, to be determined in accordance with the methodology set forth in the proposed Joint Bond Allocation Agreement;

That the Board hereby approves the amount, type, form and coverage of the joint fidelity bond;

That the Board hereby determines that the participation of the Fund in the proposed Joint Bond Allocation Agreement is in the best interests of the Fund; and

That the Secretary or Assistant Secretary of each Fund be, and each hereby is, authorized and directed to cause such bond and Joint Bond Allocation Agreement be filed with the SEC pursuant to Rule 17g-1(g) under the Investment Company Act of 1940, as amended.

IN WITNESS WHEREOF, I have hereupon set my hand this 30th day of January 2009.

/s/ Julie B. Lyman
Julie B. Lyman
Assistant Secretary

Columbia Funds Series Trust

Columbia Funds Master Investment Trust, LLC

Columbia Funds Variable Insurance Trust I

Banc of America Funds Trust

(each a “Fund Company”; collectively the “Fund Company”)

Certificate of Assistant Secretary

I, Julie B. Lyman, Assistant Secretary of each Fund Company, hereby certify that the following is a true copy of the resolutions adopted by the Board of each Fund Company at a meeting held on November 11, 2008:

RESOLVED, that the Board of the Fund Company hereby determines, with due consideration to, among other things, (i) the value of the aggregate assets of the Fund Companies to which any covered person may have access, (ii) the types and terms of the arrangements made for the custody and safekeeping of such assets, and (iii) the nature of securities in the portfolios of the Fund Company, that such bond is in reasonable form and amount;

FURTHER RESOLVED, that the Board of the Fund Company, after taking all relevant factors into consideration, including, but not limited to, the number of other parties named as insureds, the nature of the business activities of such other parties, the amount of the joint bond, the amount of the premium for such bond, the ratable allocation of the premium among all parties named as insureds and the extent to which the share of the premium allocated to the Fund Company is less than the premium it would have had to pay if it had provided and maintained a single bond, hereby approves the portion of the premium to be paid by the Fund Company;

FURTHER RESOLVED, that the Board of the Fund Company hereby approves the amount, type, form and coverage of the joint bond;

FURTHER RESOLVED, that the Board of the Fund Company hereby determines that the participation of the Fund Company in a joint bond agreement substantially in the form presented at this meeting, pursuant to which the parties agree that in the event recovery is received under the bond as a result of a loss sustained by the Fund Company and one or more other insureds, the Fund Company shall receive an equitable and proportionate share of the recovery at least equal to the amount which it would have received had it maintained a single bond, is in the best interests of the Fund Company; and

FURTHER RESOLVED, that the Secretary or Assistant Secretary of the Fund Company be, and she or he hereby is, authorized and directed to cause such bond and joint bond agreement to be filed with the SEC pursuant to Rule 17g-1(g) under the 1940 Act.

IN WITNESS WHEREOF, I have hereupon set my hand this 30th day of January 2009.

/s/ Julie B. Lyman
Julie B. Lyman
Assistant Secretary